Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Fourth Quarter Fiscal 2016 Results

Strong operating performance and favorable materials costs drive adjusted operating income growth of 38 percent

RACINE, WI, May 25, 2016 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the fourth quarter of fiscal year 2016.

Highlights:

•	Adjusted operating income was $23.7 million, up 38 percent from prior year, and $63.2 million for the fiscal year
•	Gross margin improved 80 basis points to 18.1 percent
•	Net sales declined 2.6 percent on a constant currency basis
•	Adjusted earnings per share were $0.36 for the quarter, up $0.24 from the prior year, and $0.76 for the fiscal year
•	Repurchased $4.8 million of common stock in the quarter and $6.9 million during fiscal 2016

“We are pleased that we were able to deliver significant earnings improvement in the fourth quarter despite the headwinds across many of our end markets that continue to challenge the top-line.  Our strong operating performance was driven by continued cost-control during the quarter, and resulted in year-over-year improvements in gross margin and adjusted operating income,” said Modine President and Chief Executive Officer, Thomas A. Burke.   “These efforts allowed us to achieve our full-year adjusted operating income and adjusted earnings per share targets.  We remain confident that the execution of our Strengthen, Diversify and Grow strategic framework will be a catalyst for long-term profitable growth.”

Net sales for the fourth quarter were $343.7 million, compared with $363.0 million in the fourth quarter of the prior year, a decrease of 5.3 percent.  On a constant currency basis, net sales declined by 2.6 percent year-over-year which was in line with our end markets.  The decrease was primarily related to weakness in the global off-highway market, the Americas segment commercial vehicle market, and the Building HVAC segment heating market.  The decrease was partially offset by the strong commercial vehicle market in Europe and strong automotive sales in the Americas and Asia segments due to product launches.

Gross profit decreased $0.5 million during the fourth quarter on the lower sales volume; however, gross margin improved by 80 basis points to 18.1 percent due to favorable material costs, improved plant operating performance and savings related to procurement initiatives.  Selling, general and administrative (SG&A) expenses decreased $7.1 million due to cost-control efforts and a prior-year $3.2 million legal charge in Brazil.

As part of the Strengthen, Diversify and Grow initiative, the company recorded $11.4 million of restructuring expenses during the fourth quarter, primarily related to employee severance, equipment transfer and plant consolidation costs.  In addition, the company recorded a $9.9 million impairment charge related to a manufacturing facility in Germany.

The fourth quarter operating loss was $0.7 million and net earnings per share were $0.16.  Excluding restructuring expenses and certain other items, the company reported adjusted operating income of $23.7 million, up $6.5 million from the prior year.  Adjusted operating income was positively impacted by strong operating performance, ongoing cost-saving initiatives and favorable material costs.  Adjusted earnings per share of $0.36 were up $0.24 from the fourth quarter of the prior year.

Fourth Quarter Segment Review

•	Americas segment sales were $145.1 million compared with $166.1 million one year ago, a decrease of 12.6 percent. On a constant currency basis, sales decreased 9.7 percent year-over-year, primarily related to ongoing weakness in the off-highway and commercial vehicle markets, partially offset by higher sales to automotive and coils customers. Operating income of $11.4 million increased $7.7 million compared with the prior year, primarily due to $11.0 million of prior-year charges related to the write-off of goodwill and a legal reserve in Brazil, favorable material costs, and savings related to ongoing cost-reduction efforts, partially offset by lower sales volume and environmental expenses related to a manufacturing facility the company closed in 2012. The company recorded $3.8 million of restructuring charges during the quarter related to early retirement and equipment transfer costs in the Americas segment.

•	Europe segment sales were $139.1 million compared with $136.0 million one year ago, an increase of 2.2 percent. On a constant currency basis, sales increased 4.0 percent compared with the prior year, driven by higher sales to commercial vehicle customers. The fourth quarter operating loss of $5.0 million was higher than the prior-year, primarily due to a $9.9 million fixed asset impairment charge related to a German manufacturing facility and $6.3 million of restructuring expenses primarily related to severance costs, partially offset by favorable material costs and improved operating performance.

•	Asia segment sales were $22.9 million compared with $21.2 million one year ago, an increase of 7.7 percent. On a constant currency basis, sales increased 14.7 percent compared with the prior year. The increase was primarily related to higher sales to automotive customers as launch volumes continue to increase, partially offset by lower sales to off-highway customers in China and Korea. Operating income of $1.7 million increased $1.3 million from the prior year, resulting from higher sales volumes and lower SG&A expenses due to cost reductions.

•	Building HVAC segment sales decreased 7.6 percent to $40.4 million, compared with $43.8 million one year ago. On a constant currency basis, sales declined 4.9 percent as compared with the prior year, due to lower sales of heating products in North America resulting from the mild winter, partially offset by increased chiller sales in the U.K. Operating income of $1.2 million was down $1.7 million, primarily due to lower sales volume, manufacturing inefficiencies in the U.K., and $0.9 million of restructuring charges related to early retirement and severance costs, partially offset by lower SG&A expenses.

Full Year Fiscal 2016 Overview

In fiscal 2016, net sales decreased 9.6 percent to $1,352.5 million.  On a constant currency basis, sales were down 2.2 percent compared with the prior year.  Gross margin was flat at 16.5%, as the impact of lower sales volume was offset by favorable material costs, savings related to cost-reduction initiatives and improved operating performance.  Excluding the impact of the pension lump-sum payments, full year gross margin improved 70 basis points.  The full-year operating loss of $7.5 million compares with operating income of $52.7 million in the prior year.  Excluding pension settlement charges, restructuring expenses and certain other items, adjusted operating income of $63.2 million was down $2.0 million year-over-year.  Adjusted earnings per share in fiscal 2016 were $0.76, compared with $0.63 in fiscal 2015.

Balance Sheet & Liquidity

Net debt was $93.7 million at March 31, 2016, an increase of $15.5 million from the end of fiscal 2015, which included the benefit of $13.1 million of insurance advances related to the reconstruction of Airedale’s facility in the U.K. Cash and cash equivalents at the end of the fourth quarter were $68.9 million.

Free cash flow for the full year was $22.4 million, an increase of $6.4 million from the prior year.  The increase was primarily driven by favorable working capital as compared to the prior year.

In October 2015, the company announced a $50 million share repurchase program. During the fourth quarter of fiscal 2016, Modine repurchased $4.8 million, or 534,000 shares, of its common stock under this program at an average price of $8.95.  During fiscal 2016, Modine repurchased $6.9 million, or 764,000 shares of its common stock at an average price of $8.98.

Outlook

Based on current exchange rates, market outlook and business forecast, Modine provides the following guidance for fiscal 2017:

•	Full fiscal year-over-year sales down 1 percent to up 3 percent;
•	Adjusted operating income of $65 million to $71 million; and
•	Adjusted earnings per share of $0.77 to $0.87.

Burke concluded, “We anticipate that challenging markets will continue to put pressure on our top line.  However, we are confident that continued execution of our Strengthen, Diversify and Grow strategy will allow us to improve our earnings and continue to diversify through inorganic and organic growth opportunities.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 26, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2016 fourth quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 26, 2016.  A call-in replay will be available through midnight on May 31, 2016, at 855.859.2056, (international replay 404.537.3406); Conference ID# 5862391.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after May 31, 2016.

About Modine

Modine, with fiscal 2016 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2015 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2015, September 30, 2015 and December 31, 2015.  Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; the ability of the company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other unusual or infrequently occurring gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring and certain other unusual or infrequently occurring expenses.  This is a measure of cash generated from operations, excluding payments for restructuring and other unusual or infrequently occurring expenses, during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)
	Three months ended March 31,		Twelve months ended March 31,
	2016	2015	2016	2015
Net sales	$343.7	$363.0	$1,352.5	$1,496.4
Cost of sales (a)	281.5	300.3	1,129.0	1,249.9
Gross profit	62.2	62.7	223.5	246.5
Selling, general & administrative expenses (a)	41.6	48.7	204.5	184.5
Restructuring expenses	11.4	1.0	16.6	4.7
Impairment charges	9.9	7.8	9.9	7.8
Gain on sale of wind tunnel	-	-	-	(3.2)
Operating (loss) income (a)	(0.7)	5.2	(7.5)	52.7
Interest expense	(2.9)	(2.8)	(11.1)	(11.7)
Other income - net	9.2	0.5	8.7	0.2
Earnings (loss) from continuing operations before income taxes	5.6	2.9	(9.9)	41.2
Benefit (provision) for income taxes	2.2	(5.9)	8.9	(19.0)
Earnings (loss) from continuing operations	7.8	(3.0)	(1.0)	22.2
Earnings from discontinued operations, net of income taxes	-	-	-	0.6
Net earnings (loss)	7.8	(3.0)	(1.0)	22.8
Net earnings attributable to noncontrolling interest	(0.2)	(0.2)	(0.6)	(1.0)
Net earnings (loss) attributable to Modine	$7.6	$(3.2)	$(1.6)	$21.8

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted:	$0.16	$(0.07)	$(0.03)	$0.44
Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.16	$(0.07)	$(0.03)	$0.45

Weighted-average shares outstanding - diluted:	47.4	47.2	47.3	47.8

(a) For the twelve months ended March 31, 2016, the Company recorded pension settlement losses of $42.1 million within selling, general & administrative expenses ($33.3 million) and cost of sales ($8.8 million).

Condensed consolidated balance sheets (unaudited)

		(In millions)
	March 31, 2016	March 31, 2015
Assets
Cash and cash equivalents	$68.9	$70.5
Trade receivables	189.1	192.9
Inventories	111.0	107.7
Other current assets	43.5	79.7
Total current assets	412.5	450.8
Property, plant and equipment - net	338.6	322.1
Deferred income taxes	123.1	115.4
Other noncurrent assets	46.7	42.6
Total assets	$920.9	$930.9

Liabilities and shareholders' equity
Debt due within one year	$37.1	$19.1
Accounts payable	142.4	152.0
Other current liabilities	94.1	139.7
Total current liabilities	273.6	310.8
Long-term debt	125.5	129.6
Other noncurrent liabilities	139.1	129.9
Total liabilities	538.2	570.3
Total equity	382.7	360.6
Total liabilities & equity	$920.9	$930.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Twelve months ended March 31,
	2016	2015
Cash flows from operating activities:
Net (loss) earnings	$(1.0)	$22.8
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	50.2	51.6
Insurance proceeds from Airedale fire	5.9	12.9
Impairment charges	9.9	7.8
Gain on sale of wind tunnel	-	(3.2)
Pension and postretirement expense	45.1	2.3
Deferred income taxes	(18.8)	5.9
Other - net	5.0	4.4
Net changes in operating assets and liabilities	(23.9)	(41.0)
Net cash provided by operating activities	72.4	63.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(62.8)	(58.3)
Insurance proceeds from Airedale fire	27.4	12.2
Costs to replace building and equipment damaged in Airedale fire	(41.7)	(16.7)
Proceeds from dispositions of assets	0.4	7.6
Other - net	(1.1)	(2.0)
Net cash used for investing activities	(77.8)	(57.2)

Cash flows from financing activities:
Net increase (decrease) in debt	10.9	(14.5)
Purchases of treasury stock under share repurchase program	(6.9)	-
Other - net	(1.3)	(0.1)
Net cash provided by (used for) financing activities	2.7	(14.6)

Effect of exchange rate changes on cash	1.1	(8.4)

Net decrease in cash and cash equivalents	(1.6)	(16.7)

Cash and cash equivalents - beginning of period	70.5	87.2

Cash and cash equivalents - end of period	$68.9	$70.5

Segment operating results (unaudited)
				(In millions)
	Three months ended March 31,		Twelve months ended March 31,
	2016	2015	2016	2015
Net sales:
Americas	$145.1	$166.1	$585.5	$666.9
Europe	139.1	136.0	524.1	578.2
Asia	22.9	21.2	79.0	81.2
Building HVAC	40.4	43.8	181.4	186.3
Segment total	347.5	367.1	1,370.0	1,512.6
Corporate and eliminations	(3.8)	(4.1)	(17.5)	(16.2)
Net sales	$343.7	$363.0	$1,352.5	$1,496.4

Operating income:
Americas	$11.4	$3.7	$36.2	$33.4
Europe	(5.0)	4.8	13.3	25.7
Asia	1.7	0.4	0.8	0.3
Building HVAC	1.2	2.9	13.9	19.1
Segment total	9.3	11.8	64.2	78.5
Corporate and eliminations	(10.0)	(6.6)	(71.7)	(25.8)
Operating (loss) income (a)	$(0.7)	$5.2	$(7.5)	$52.7

(a) See the adjusted operating income reconciliation on the next page for information on pension settlement losses, restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)
			(In millions, except per share amounts)
	Three months ended March 31,		Twelve months ended March 31,
	2016	2015	2016	2015
Operating (loss) income	$(0.7)	$5.2	$(7.5)	$52.7
Restructuring expenses - Americas (a)	3.8	0.7	8.8	2.7
Restructuring expenses - Europe (a)	6.3	0.3	6.2	2.0
Restructuring expenses - other (a)	1.3	-	1.6	-
Impairment charges (b)	9.9	7.8	9.9	7.8
Pension settlement losses (c)	1.8	-	42.1	-
Other adjustments (f)	1.3	3.2	2.1	-
Adjusted operating income	$23.7	$17.2	$63.2	$65.2

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted	$0.16	$(0.07)	$(0.03)	$0.44
Gain from fire insurance recovery (d)	(0.19)	-	(0.19)	-
India tax valuation allowance reversal (e)	(0.06)	-	(0.06)	-
Restructuring expenses (a)	0.20	0.01	0.27	0.08
Impairment charges (b)	0.21	0.11	0.21	0.11
Pension settlement losses (c)	0.02	-	0.54	-
Other adjustments (f)	0.02	0.07	0.03	-
Adjusted earnings per share	$0.36	$0.12	$0.76	$0.63

Gross profit and SG&A expenses (unaudited)
				(In millions)
	Three months ended March 31,		Twelve months ended March 31,
	2016	2015	2016	2015
Gross profit	$62.2	$62.7	$223.5	$246.5
Pension settlement losses (c)	0.3	-	8.8	-
Gross profit excluding pension settlement losses	$62.5	$62.7	$232.3	$246.5

Net sales	$343.7	$363.0	$1,352.5	$1,496.4

Gross margin excluding pension settlement losses	18.2%	17.3%	17.2%	16.5%

SG&A expenses	$41.6	$48.7	$204.5	$184.5
Pension settlement losses (c)	1.5	-	33.3	-
SG&A expenses excluding pension settlement losses	$40.1	$48.7	$171.2	$184.5

(a)
Restructuring expenses primarily relate to employee severance, equipment transfer and plant consolidation costs, and include activities under the Company's Strengthen, Diversify and Grow strategic platform.  For the three and twelve months ended March 31, 2016, restructuring expenses within the Building HVAC segment were $0.9 million and $1.1 million, respectively.  For the three and twelve months ended March 31, 2016, restructuring expenses at corporate were $0.4 million and $0.5 million, respectively.

(b)
During the fourth quarter of fiscal 2016, a $9.9 million impairment charge was recorded within the Europe segment related to a manufacturing facility in Germany.  During the fourth quarter of fiscal 2015, a $7.8 million goodwill impairment charge, related to our Brazil business, was recorded within the Americas segment.

(c)
Pension settlement losses, which were recorded at corporate, relate to lump-sum payouts to certain U.S. pension plan participants, which effectively settled the Company's pension obligation to those participants, and represent the accelerated recognition of unamortized actuarial losses.  The income tax benefit related to pension settlement losses for the three and twelve months ended March 31, 2016 was $0.7 million and $16.4 million, respectively.

(d)
During the fourth quarter of fiscal 2016, the Company settled an insurance claim related to machinery and equipment destroyed in a fiscal 2014 fire at its Airedale facility in the United Kingdom (Building HVAC segment) and recorded a gain in other income of $9.5 million.  The income tax provision related to this gain was $0.8 million.

(e)
On March 31, 2016, the Company reversed the valuation allowance on its deferred tax assets in India, and, as a result, recorded an income tax benefit of $3.0 million during the fourth quarter of fiscal 2016.

(f)
Other adjustments for the three and twelve months ended March 31, 2016, include environmental charges of $1.1 million and $1.6 million, respectively, related to a previously-owned manufacturing facility in the Americas segment, and third party legal and due diligence costs of $0.2 million and $0.5 million, respectively, related to a joint venture in China.  Other adjustments for the three and twelve months ended March 31, 2015 include a $3.2 million legal charge in Brazil (Americas segment).  Other adjustments for the twelve months ended March 31, 2015 also includes a $3.2 million gain on the sale of a wind tunnel within the Europe segment.

Modine Manufacturing Company
Net debt (unaudited)
(In millions)

	March 31, 2016	March 31, 2015
Debt due within one year	$37.1	$19.1
Long-term debt	125.5	129.6
Total debt	162.6	148.7

Less: cash and cash equivalents (a)	68.9	70.5
Net debt	$93.7	$78.2

(a) Cash and cash equivalents as of March 31, 2015, included $13.1 million of advances from the Company's insurance provider that remained to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)
				(In millions)
	Three months ended March 31,		Twelve months ended March 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$7.0	$19.4	$72.4	$63.5
Expenditures for property, plant and equipment	(20.5)	(16.4)	(62.8)	(58.3)
Payments for restructuring expenses and other adjustments	4.8	4.8	12.8	10.8
Free cash flow	$(8.7)	$7.8	$22.4	$16.0

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com